Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GlobalSantaFe Corporation of our reports dated February 16, 2001 relating to the financial statements and the financial statement schedule of Global Marine Inc., which appear in Global Marine Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2001 relating to the financial statements, which appears in the Annual Report of the Global Marine Savings Incentive Plan on Form 11-K for the year ended December 31, 2000.


/s/ Pricewaterhouse Coopers LLP
-------------------------------
PricewaterhouseCoopers LLP

Houston, Texas
November 20, 2001